EXHIBIT 23.1



                         CONSENT OF INDEPENDENT AUDITOR




         We consent to the incorporation by reference in The Chalone Wine Group, Ltd.'s, Registration Statement on Form S-8 of our report on the audit of The Chalone Wine Group, Ltd.'s, consolidated balance sheets as of December 31, 2002 and 2001, and the related consolidated statements of income, shareholders' equity, and cash flows for the year ended December 31, 2002, and the nine months ended December 31, 2001. Our report, which is dated February 21, 2003, appears in The Chalone Wine Group, Ltd.'s, Annual Report on Form 10-K for the year ended December 31, 2002.



                                            /s/ MOSS ADAMS LLP


Santa Rosa, California
September 12, 2003